                                                                       EXHIBIT 5










                                [F&B LETTERHEAD]



                                 March 27, 1995



Hutchinson Technology Incorporated
40 West Highland Park
Hutchinson, Minnesota  55350


Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of 250,000 shares of Common Stock, par value $.02 per share (the "Common Stock"), and related limited stock appreciation rights ("Limited Rights") of Hutchinson Technology Incorporated, a Minnesota corporation (the "Company"), pursuant to the Hutchinson Technology Incorporated 1988 Stock Option Plan (the "Plan"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant to this opinion. Based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of up to 250,000 shares of Common Stock and related Limited Rights by the Company, and that, when issued and sold as provided in the Plan and as contemplated in the Registration Statement, such shares of Common Stock and related Limited Rights will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,




                                   FAEGRE & BENSON
                                   Professional Limited Liability Partnership